EXHIBIT 11

                       Service Systems International, Ltd.
                         Computation of Per-Share Income
                              Treasury Stock Method
                            As Modified for 20% Test




                                                            PERIOD ENDED  AUGUST 31, 2000
                                                            -----------------------------




Weighted average number of shares outstanding                               18,230,118
                                                                         =============


Total common and common equivalent shares                                   22,307,523
                                                                         =============


Net income (loss) for the period                                         $ (2,101,604)
                                                                         =============


Loss per common and common equivalent shares                             $      (0.12)
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Earnings per share:

The earnings per share are computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation if their effect would be anti-dilutive.